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                                                                   Exhibit 99.1


David Weinstock
Vice President, Investor Relations
(215) 444-5335
dweinstock@advanta.com

Catherine Reid
Vice President, Communications
(215) 444-5073
creid@advanta.com

                                                          FOR IMMEDIATE RELEASE

                   ADVANTA INCREASES STOCK REPURCHASE PROGRAM

Spring House, PA, August 13, 2002 - Advanta Corporation (NASDAQ: ADVNB; ADVNA) announced today that its Board of Directors has authorized an increase of up to an additional 1.5 million shares of the Company's common stock under its previously announced repurchase plan, bringing the total remaining unused authorization to approximately 1.8 million shares.

Repurchases under the authorization will be made from time to time at the discretion of the Company through open market purchases or privately negotiated transactions in accordance with the rules of the Securities and Exchange Commission. Shares purchased will be retired and available for later reissue in connection with potential future stock dividends, employee benefit plans and other general corporate purposes.

Advanta is a highly focused financial services company serving the small business market. Advanta leverages direct marketing and information based expertise to identify potential customers and new target markets and to provide a high level of service tailored to the unique needs of small business. Using these distinctive capabilities, Advanta has become one of the nation's largest issuers of MasterCard business credit cards to small businesses. Since 1951, Advanta has pioneered many of the marketing techniques common in the financial services industry today, including remote lending, direct mail, and affinity and relationship marketing. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) competitive pressures; (3) political, social and/or general economic conditions that affect the level of new account acquisitions, customer spending, delinquencies and charge-offs; (4) factors affecting fluctuations in the number of accounts or loan balances; (5) the level of expenses; (6) factors affecting the value of investments held


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by the Company; (7) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements between the Company's bank subsidiaries and their regulators; (8) the amount and cost of financing available to the Company; (9) revisions to estimated charges associated with the discontinued operations of our mortgage and leasing businesses; and (10) the impact of litigation. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.